Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our Firm under the caption “Experts” in the Registration Statement (Form S-1) and related Prospectus of Identive Group, Inc. for the resale of up to 8,195,252 shares of the common stock and to the incorporation by reference therein of our report dated March 15, 2010 (except Note 26, as to which the date is August 6, 2010), with respect to the consolidated financial statements and notes of Bluehill ID AG for the years ended December 31, 2009 and 2008 included in the Current Report (Form 8K/A) of Identive Group, Inc. filed with the Securities and Exchange Commission on August 6, 2010.

/s/ Ernst & Young Ltd

December 13, 2010